EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR OUTSTANDING UNITS OF INTERESTS AT THIS TIME,

PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S

TENDER OFFER.

May 1, 2012

Dear GMAM Absolute Return Strategy Fund I Member:

We are writing to inform you of important dates relating to a tender offer by GMAM Absolute Return Strategy Fund I (the “Fund”). If you are not interested in having the Fund repurchase your outstanding units of interest or a portion of your interest in the Fund (“Interest”) as of May 30, 2012, please disregard this notice and take no action.

The tender offer period begins on May 1, 2012 and will end at 12:00 midnight, Eastern Time, on May 30, 2012, at which point the Offer will expire. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by BNY Mellon Asset Servicing (“BNY”) no later than May 30, 2012. If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF MAY 30, 2012.

If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to GMAM Absolute Return Strategy Fund I, c/o BNY Mellon Asset Servicing at P.O. Box 220, Claymont, DE 19703, Attention: Tender Offer Administrator – GMAM ARS; or (ii) fax it to BNY at (302) 791-2790, Attention: Tender Offer Administrator – GMAM ARS, so that it is received before 12:00 midnight, Eastern Time, on May 30, 2012 (if the member chooses to fax the Letter of Transmittal, please deliver an original, executed copy promptly thereafter).

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at BNY at (888) 697-9661 or (866) 306-0232.

Sincerely,

GMAM Absolute Return Strategy Fund I